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                                                                     Exhibit 3.3


                            CERTIFICATE OF AMENDMENT

                                     of the

                          CERTIFICATE OF INCORPORATION

                                       of

                                 INTEGCOM CORP.

            Under Section 242 of the Delaware General Corporation Law

     IntegCom Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

     1.   The name of the Corporation is IntegCom Corp. (the "Corporation").

     2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 18, 1999.

     3. The amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is to change the name of the Corporation.

     4. To accomplish the foregoing amendment, Article FIRST of the Certificate of Incorporation of the Corporation, is hereby amended to read as follows:

          "FIRST: The name of the Corporation is Diversified Security Solutions, Inc.

     5. The foregoing amendment of the Certificate of Incorporation of the Corporation was authorized by consent in writing of all the members of the Board of Directors and authorized by the shareholders.


June 29, 2001                                     /s/ Irvin F. Witcosky
                                           -------------------------------------
                                                    Irvin F. Witcosky
                                           Executive Vice President & Secretary